AMENDMENT NO. 1 TO
AGREEMENT AS TO EXPENSES AND LIABILITIES

THIS AMENDMENT is made as of ____________, 2023, between Air T, Inc., a Delaware corporation (“AIR T”), and Air T Funding, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust has issued its Common Securities (the “Common Securities”) to, and received 8.0% Junior Subordinated Debentures (the “Junior Subordinated Debentures”) from, Air T and has issued and sold its 8.0% Cumulative Capital Securities (the “Capital Securities”) with such powers, preferences and special rights and restrictions as are set forth in the Second Amended and Restated Trust Agreement of the Trust dated as of June 23, 2021, as amended (the “Trust Agreement”);

WHEREAS, Air T directly or indirectly owns all of the Common Securities of the Trust and has issued Junior Subordinated Debentures in an amount equal to the outstanding liquidation amount of the Capital Securities; and,

WHEREAS, Air T and the Trust entered into that certain Agreement as to Expenses and Liabilities on or about June 17, 2019 (the “Initial Agreement”); and,

WHEREAS, additional Junior Subordinated Debentures and Capital Securities have been issued since the Initial Agreement and Air T and the Trust intend to issue additional Capital Securities and Junior Subordination Debentures and Air T and the Trust desire to confirm that the obligations of Air T in the Initial Agreement apply to any additional Obligations (as defined in the Initial Agreement) related to the such additional Junior Subordinated Debentures and Capital Securities.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party, for the benefit of the other parties and for the benefit of the Securityholders, hereby agrees to amend the Initial Agreement as follows:

AMENDMENT

1.As of the date of this Amendment, Air T acknowledges and confirms that the Obligations of Air T set forth in the Initial Agreement extend and apply to any and all Obligations whether related to the initial or any additional issuance of Junior Subordinated Debentures or Capital Securities up to the maximum of $100,000,000 of Capital Securities whenever issued.

2.Except as otherwise set forth in this Amendment, the Initial Agreement shall remain in full force and effect.

THIS AMENDMENT is executed as of the day and year first above written.

AIR T, INC.

By:	/s/ Brian Ochocki
Name: Brian Ochocki Title: Chief Financial Officer

AIR T FUNDING

By:	/s/ Mark Jundt
Name: Mark Jundt Title: As Administrative Trustee
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